Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Healthcare Merger Corp. on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as Amended, of our report dated October 18, 2019, which includes an explanatory paragraph as to Healthcare Merger Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of Healthcare Merger Corp. as of October 15, 2019 and for the period from September 19, 2019 (inception) through October 15, 2019 appearing in the Registration Statement on Form S-1, as filed (File No. 333-235253), of Healthcare Merger Corp.

/s/ Marcum llp

Marcum llp

New York, NY

December 12, 2019